UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):                 March 30, 2006

                              COMMAND CENTER, INC.
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             (Exact name of registrant as specified in its charter)


         Washington                      333-60326              91-2079472
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(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                     Identification No.)


         3773 West Fifth Avenue, Post Falls, Idaho      83854
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Address of principal executive offices                 Zip Code


Registrant's telephone number, including area code: 480-609-1250


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         (Former name or former address, if changes since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 3.02.  Unregistered Sales of Equity Securities.

      On March 30, 2006, Command Center, Inc. ("CCNI" or the "Company") commenced a private placement of up to 40,000 shares of Series A Preferred Stock at an offering price of $100 per share, or an aggregate offering price of up to $4,000,000. The terms of the Series A Preferred Stock are described in Item 3.03 below. The offering is being placed by officers and directors of the Company and no commissions will be paid in respect of the offering. The offering is being made to private persons that qualify as "accredited investors," as that term is defined in Regulation D adopted under the Securities Act of 1933, as amended (the "Act"). The offering is exempt from registration under the Act by virtue of Rule 506 of Regulation D and the corresponding exemption from registration afforded under the laws of the various states in which investors may reside. Each investor will be required to represent, prior to acceptance of the investment, that he is an accredited investor and that he is acquiring the shares for investment purposes only. The certificates representing the Series A Preferred Stock issued will be restricted securities and will bear a legend restricting further transfer unless the shares are first registered or an exemption from registration is established to the satisfaction of the Company.

      On April 1, 2006, the Company accepted the first subscription for 1,250 shares of Series A Preferred Stock from John Coghlan, a director and significant shareholder of the Company, for the purchase price of $125,000. The offering remains ongoing.

Item 3.03.  Material Modification to Rights of Security Holders.

      On March 30, 2006, the Company amended its Articles of Incorporation to create 40,000 shares of Series A Preferred Stock in connection with the private offering described in Item 3.02 above. The Company intends to further amend its amended Articles of Incorporation in order to make certain technical corrections to the provisions contained therein with respect to the Series A Preferred Stock.

      The Company's Articles of Incorporation originally established authority in the Board of Directors to issue up to 5,000,000 shares of preferred stock in one or more series, bearing such relative powers, preferences, and rights as the Board of Directors may decide from time to time.

      The Series A Preferred Stock includes the following powers, preferences, and rights:

1.    The shares bear a cumulative annual dividend of $5.00 per share.

2.    The shares bear voting rights at the rate of one vote per share held.

3. The Series A Preferred Stock may be redeemed at any time after April 1, 2007 at $100 per share, plus any accumulated but unpaid dividends.

4. The Series A Preferred Stock may be converted into common stock at any time after purchase at a conversion ratio to be determined at the time of conversion. The initial conversion ratio shall be 20 shares of common stock for each one share of Series A Preferred Stock converted (equivalent to a $5.00 conversion price). The conversion ratio decreases by 3% (and the conversion price increases by 3%) in each twelve month period after the first year following the purchase.

5. The Series A Preferred Stock includes anti-dilution provisions that will adjust the conversion ratio if the Company issues additional shares for consideration less than $5.00 per share, subject to certain customary exclusions.


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6.    The Series A Preferred Stock also bears a liquidation preference of $100 per share, plus any accumulated but unpaid dividends, upon the occurrence of certain liquidation events.

7. No sinking fund for redemption of the Series A Preferred Stock has been established.

8. No registration rights have been granted in respect of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock.

      The creation of the Series A Preferred Stock impacts the holders of the Common Stock. The Series A Preferred Stock has preference over the Common Stock in payment of dividends and upon liquidation of the Company. The Series A Preferred Stock also constitutes a separate class of securities and may be entitled to class voting on certain significant corporate actions.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Command Center, Inc.                   April 5, 2006


/s/ Brad E. Herr
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Brad E. Herr, Secretary